Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fiscal Years 2008, 2007 and 2006

Introduction

Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided as a supplement to the accompanying consolidated financial statements and notes to help provide an understanding of inContact Inc.’s (“we”, “us”, “our”, or the “Company”) financial condition, cash flows and results of operations. MD&A is organized as follows:

Overview. This section provides a general description of our business, as well as recent developments we believe are important in understanding the results of operations and financial condition or in understanding anticipated future trends.

Consolidated Results of Operations. This section provides an analysis of our consolidated results of operations for the three years ended December 31, 2008.

Segment Results of Operations. This section provides an analysis of our segment results of operations for the three years ended December 31, 2008.

Liquidity and Capital Resources. This section provides an analysis of our cash flows for the three years ended December 31, 2008, as well as a discussion of our outstanding debt and commitments that existed as of December 31, 2008. Included in the analysis of outstanding debt is a discussion of the amount of financial capacity available to fund our future commitments, as well as a discussion of other financing arrangements.

Contractual Obligations. This section provides a tabular presentation of our outstanding contractual obligations that existed as of December 31, 2008.

Critical Accounting Estimates. This section discusses accounting estimates that are considered important to our results of operations and financial condition, require significant judgment and require estimates on the part of management in application. Our significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 1 to the accompanying consolidated financial statements.

Overview

We are principally focused on selling software solutions and telecommunication services to the contact center industry. In 2005, we began the process of transitioning from operating as a telecommunications services provider to operating primarily as a Software-as-a-Service (“SaaS”) provider.

We began as a reseller of telecommunication services. After a series of strategic acquisitions, we emerged with a new product approach combining a national voice over IP (VoIP) network with innovative, on-demand contact handling and agent optimization software technology called inContact®. We use the SaaS model to sell our inContact product suite to the contact center industry. Our inContact product suite is a set of software applications hosted and delivered by us to our customers on a per-seat basis with the ability to scale capacity up or down as business fluctuates.

Our inContact Suite

Over the past several years, we have transitioned from a telecommunications long distance reseller and aggregator into a value-added, SaaS company focused on the contact center market. We have made a number of strategic acquisitions that we believe have positioned us at the forefront of the rapidly emerging hosted contact center software market. We began building our all-in-one contact center solution with the 2005 acquisition of an automated call distribution solution, which is now the back-bone of our inContact suite of services. In 2007, we added two components to our inContact application consisting of a workforce management product and a customer satisfaction measurement tool, ECHO®.

Long-Distance

Long distance telecommunication and related services remain the majority of our revenue. As a domestic and international long distance reseller and aggregator, we contract with a number of third party long distance service providers for the right to resell telecommunication services to our customers. The variety of traditional telecommunication services we offer enables our customers to: (1) buy most of the telecommunications services they need from one source, (2) combine those services into a customized package including inContact’s all-in-one, contact center solution, (3) receive one bill for those services, (4) make one call to inContact if service problems or billing issues arise, and (5) depend on our professional team of employees to manage their network and contact center solution, end-to-end, so our users can focus on their business operations.

We offer our users a set of traditional connectivity products, which include the dedicated voice T1 product, the Intelligent-T™, VoIP connectivity services and our switched 1+ services. In addition to long distance, toll-free, and other traditional telephone services, these connectivity options enable our users to connect to our VoIP Network and the complete set of inContact suite of services we have available. Our users publish toll free and local inbound numbers to their customers enabling inbound calls to be handled directly or through the inContact suite embedded in the VoIP Network. Our distribution channels pursue multiple marketing avenues, including using independent agents, value-added resellers and direct and inside sales forces.

Trends in Our Business

The focus of our business operations has shifted dramatically the past three years, resulting in increased revenues from SaaS sales of our inContact suite, and we expect that our Software segment revenues will continue to grow as a result of our continued emphasis on this segment of our business. Since 2005 when we began a concerted effort to focus our business on developing and marketing our inContact suite, we have seen continued attrition in our traditional pure telecommunication long distance business.

We expect costs of revenue to decrease as a percentage of sales as we continue to shift our revenues more heavily towards the Software segment. Our annual costs of revenue as a percentage of sales were 76% in fiscal 2006, 68% in fiscal 2007 and 66% in fiscal 2008.

We recently began emphasizing the use of partner relationships in our business. Partnerships benefit inContact because they introduce us to new sales channels and they add scalability to our sales, implementation, professional services, and support operations. Partner companies are finding us appealing to work with for the following reasons:

•	our inContact suite is easy to integrate with;

•	our direct sales presence give partners regional presence; and

•	our strength and experience with the SaaS model attracts new partners wanting to capitalize on the momentum in this software market.

Due to the recent turmoil in the credit markets and the downturn in the economy in general, we believe more contact centers are going to limit their up-front capital expenditures, including purchases of premise-based equipment. We believe this will accelerate the adoption of the SaaS model by contact centers, which in turn will make our hosted inContact product suite more appealing to the contact center market.

We have experienced a trend in the telecommunication industry to increase costs associated with short duration calls. A short duration call is defined as a call lasting only 6 seconds or less. Typically a large volume of short duration calls will burden most telephony switches. As a result, most carriers are beginning to apply surcharges to those calls. We have passed these surcharges on to our customers that have a large number of short duration calls. Although we are uncertain what impact this will have on our long distance customer base, it does have the potential to increase attrition in our long distance segment as customers seek a safe haven from these surcharges until the industry as a whole adjusts.

Reclassifications

Beginning in the second quarter of 2009, we made a number of reclassifications to our historical consolidated statements of operations. We added the captions “Software revenue”, “Telecom Revenue”, “Software costs of revenue”, “Telecom costs of revenue” and “Gross profit” to our consolidated statements of operations, which previously included single line items for revenue and costs of revenue (excluding depreciation and amortization) and did not include a gross profit subtotal. Also, we changed our allocation of certain operating expenses within our consolidated statements of operations. Depreciation and amortization expense related to revenue generating assets is included in the captions “Software costs of revenue” and “Telecom costs of revenue.” Depreciation and amortization expense not associated with revenue generating assets is allocated to our other operating expense categories. Depreciation and amortization expense was previously reported separately in the caption “Depreciation and amortization.” In addition, professional service costs, costs associated with providing customer service, and overhead expenses have been allocated to “Software costs of revenue” and “Telecom costs of revenue”. These costs were previously included in “General and administrative” expenses. We believe this presentation provides increased transparency and improved comparability of our costs of revenue and operating expenses and that gross profit is a useful, widely accepted measure of profitability and operating performance. These reclassifications had no effect on any reported measures of profit or loss, including our consolidated loss from operations, net loss or per share amounts.

Results of Operations

Results of 2008 versus 2007

The following is a tabular presentation of our condensed operating results, as adjusted, for the year ended December 31, 2008 compared to our condensed operating results for the year ended December 31, 2007 (in thousands):

	2008	2007	$ Change	% Change
Revenue	$79,625	$79,482	143	0%
Costs of revenue	52,665	53,702	(1,037)	(2)%

Gross profit	26,960	25,780
Selling and marketing	17,617	16,888	729	4%
General and administrative	14,808	12,899	1,909	15%
Research and development	4,324	2,819	1,505	53%

Loss from operations	(9,789)	(6,826)
Interest expense, net	479	706	(227)	(32)%

Loss before income taxes	(10,268)	(7,532)
Income tax expense	36	5

Net loss	$(10,304)	$(7,537)

Revenue: Total revenues increased $143,000 to $79.6 million during 2008 compared to revenues of $79.5 million during 2007. The increase is due to an increase of $6.5 million in Software segment revenue due to increased focus on our sales and marketing efforts on our all-in-one hosted inContact suite. This increase is offset by a decrease of $6.4 million in Telecom segment revenue due to expected attrition.

Costs of revenue: Cost of revenue decreased $1.0 million or 2% to $52.7 million during 2008 compared to $53.7 million during 2007. Costs of revenue as a percentage of revenue decreased two percentage points to 66% during 2008 compared to 68% during 2007. The decrease is primarily driven by our transition in sales mix from our Telecom segment that has lower margins to our Software segment as a result of increased sales of our hosted inContact suite, which has much higher margins.

Selling and marketing: Selling and marketing expense increased $729,000 or 4% to $17.6 million during 2008 from $16.9 million during 2007. This increase is due to an overall increase in the number of sales and lead generation activities related to promoting the inContact suite in the market. As previously noted, we continue to focus our marketing efforts on promoting our inContact suite of services.

General and administrative: General and administrative expense increased $1.9 million or 15% to $14.8 million during 2008 compared to $12.9 million during 2007. The increase is due primarily to additional rent and maintenance costs of $1.0 million primarily related to the new corporate headquarters we moved into in at the end of 2007, which affected subsequent quarters, and accounting and legal costs of $600,000 incurred in the first half of 2008.

Research and development: Research and development expense, net of capitalized software development costs of $1.5 million, increased $1.5 million or 53% to $4.3 million during 2008 compared to $2.8 million during 2007. The increase is due to an increase in compensation expense related to the addition of new employees in our research and development department as we continue to develop new products and enhance existing products for our inContact suite of services.

Interest expense, net: Interest expense, net decreased $227,000 or 32% to $479,000 during 2008 compared to $706,000 during 2007. The decrease is due to paying off the outstanding balance of our revolving credit facility in the third quarter of 2007 and the conversion of the ComVest Convertible Term Note in April 2007, thereby reducing the amount of debt on which interest is incurred. The decrease was partially offset by interest expense incurred from drawing a total of $4.0 million from our revolving credit facility in the second and third quarters of 2008.

Results of 2007 versus 2006

The following is a tabular presentation of our condensed operating results, as adjusted, for the year ended December 31, 2007 compared to our condensed operating results for the year ended December 31, 2006 (in thousands):

	2007	2006	$ Change	% Change
Revenue	$79,482	$82,800	(3,318)	(4)%
Costs of revenue	53,702	63,112	(9,410)	(15)%

Gross profit	25,780	19,688
Selling and marketing	16,888	14,568	2,320	16%
General and administrative	12,899	10,196	2,703	27%
Research and development	2,819	1,395	1,424	102%

Loss from operations	(6,826)	(6,471)
Interest expense, net	706	1,290	(584)	(45)%

Loss before income taxes	(7,532)	(7,761)
Income tax expense	5	14

Net loss	$(7,537)	$(7,775)

Revenue: Total revenues decreased $3.3 million or 4% to $79.5 million during 2007 compared to revenues of $82.8 million during 2006. The bulk of the decrease is driven by attrition in the Telecom segment that was not replaced by Software segment revenue.

In early 2007, we completed two strategic acquisitions, which augmented our suite of inContact services. Through these acquisitions, we now offer companies the ability to monitor both customer satisfaction and agent effectiveness through our ECHO product as well as efficiently staff their contact center using our work force management solution. We believe these acquisitions provide significant growth potential. These acquisitions added a total of $3.8 million of additional revenue in 2007, primarily from users using our ECHO product.

Costs of revenue: Cost of revenue decreased $9.4 million or 15% to $53.7 million during 2007 compared to the $63.1 million during 2006. The decrease in our costs of revenue was primarily driven by a significant decline of $12.8 million in our Telecom segment revenue during 2007, which is much lower margin revenue than our Software segment revenue. In 2007 we were successful in negotiating better terms with our long distance carriers and have moved long distance traffic from our legacy long distance network to our least cost routing technology.

Selling and marketing: Selling and marketing expense increased $2.3 million or 16% to $16.9 million during 2007 from $14.6 million during 2006. This increase was due to the increase in the number of sales and lead generation activities related to promoting the inContact suite in the market.

General and administrative: General and administrative expense increased $2.7 million or 27% to $12.9 million during 2007 compared to $10.2 million during 2006. During the first quarter of 2007, we granted a significant number of stock options to our executive management team and other senior members of management that increased our stock-based compensation expense $498,000 in 2007 over 2006.

Research and Development: Research and development expense, net of capitalized software development costs of $727,000, increased $1.4 million or 102% to 2.8 million during 2007 compared to $1.4 million during 2006. This increase was due to our continued development of the inContact suite.

Interest expense, net: Interest expense, net decreased $584,000 or 45% to $706,000 during 2007 compared to $1.3 million during 2006 primarily due to: (1) the April 2007 conversion of the ComVest Convertible Term Note that saved us over $200,000 in interest expense for the remaining period in 2007 and (2) the September 2007 equity raise completed in conjunction with our $8.5 million shelf registration in which we paid down the entire outstanding balance of our revolving credit facility that saved us a significant amount of monthly interest.

Segment Reporting

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

We report financial information for our operating segments under the provisions of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information (“Statement 131”). The method described in Statement 131 for determining what segment information to report is referred to as the management approach. The management approach is based on the way that management organizes the segments within the Company for making operating decisions and assessing performance. Beginning in the second quarter of 2009, in conjunction with the change in our consolidated statements of operations as described above under the heading “Reclassifications,” we reevaluated our approach to how we compile segment financial information for purposes of making operating decisions and assessing performance. As a result, we made changes to the manner in which certain indirect expenses are allocated to our two operating segments: Software and Telecom. Due primarily to this change, beginning in the second quarter of 2009, a larger portion of total indirect expenses are allocated to the Software segment than has historically been allocated to the Software segment since we began disclosing segment financial information. To improve comparability, segment information reported in this Exhibit 99.1 to the Current Report on Form 8-K is reclassified to reflect the impact of changes made in our segmentation on the reporting periods included herein. These reclassifications have no effect on reported consolidated revenue, loss from operations, net loss or per share amounts. These reclassifications also have no effect on reported segment revenues.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Software Segment Results

The following is a tabular presentation and comparison of our Software segment condensed operating results, as adjusted, for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year ended December 31,			2008 vs. 2007		2007 vs. 2006
	2008	2007	2006	$ Change	% Change	$ Change	% Change
Revenue	$19,973	$13,474	$3,943	6,499	48%	9,531	242%
Costs of revenue	9,188	7,434	4,858	1,754	24%	2,576	53%

Gross profit	10,785	6,040	(915)
Gross margin	54.0%	44.8%	-23.2%
Operating expenses:
Direct selling and marketing	10,560	8,276	4,711	2,284	28%	3,565	76%
Direct research and development	3,838	2,508	1,248	1,330	53%	1,260	101%
Indirect	10,100	7,128	3,551	2,972	42%	3,577	101%

Loss from operations	$(13,713)	$(11,872)	$(10,425)

Results of 2008 versus 2007

The Software segment revenue increased by $6.5 million or 48% to $20.0 million during 2008 from $13.5 million during 2007. The increase is a result of the selling and marketing efforts we have undertaken to expand the inContact suite of services in the market. Costs of revenue also increased due to additional expenses incurred to generate the increased revenue.

We continue to focus a significant amount of our resources in expanding our inContact suite of services in the market and supporting new customers. As a result, direct selling and marketing expenses in the Software segment increased $2.3 million or 28% to $10.6 million during 2008 compared to $8.3 million during 2007. We also continue to develop the services provided in the Software segment by investing in research and development. During 2008, we spent $3.8 million in direct research and development costs as compared to $2.5 million during 2007 and have capitalized an additional $1.5 million of costs incurred during 2008 related to our internally developed software. Indirect expenses, which consists primarily of general and administrative expenses, increased $3.0 million or 42% to $10.1 million during 2008 compared to $7.1 million during 2007.

Results of 2007 versus 2006

The Software segment revenue increased by $9.5 million or 242% to $13.5 million during 2007 from $3.9 million during 2006. The increase was a result of the selling and marketing efforts we undertook to expand the inContact suite of services in the market. Revenue related to sales of services acquired in the BenchmarkPortal and Schedule Q acquisitions in February 2007 provided $3.8 million of Software segment revenue during 2007. Costs of revenue also increased due to additional expenses incurred to generate the increased revenue.

During 2007 we focused a significant amount of our resources in expanding our inContact suite of services in the market and supporting new customers. As a result, indirect expenses, which consist primarily of general and administrative expenses, increased to $7.1 million during 2007 compared to $3.6 million during 2006 and direct selling and marketing expenses increased to $8.2 million during 2007 compared $4.7 million during 2006. The increase in general and administrative expense was a result of our efforts to support our growing inContact customer base. We also continued to develop the services provided in the Software segment by investments in research and development. During 2007, we spent $2.5 million on direct research and development costs compared to $1.2 million during 2006 and have capitalized an additional $727,000 of costs incurred during 2007 related to our internally developed software.

Telecom Segment Results

The following is a tabular presentation and comparison of our Telecom segment condensed operating results, as adjusted, for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year ended December 31,			2008 vs. 2007		2007 vs. 2006
	2008	2007	2006	$ Change	% Change	$ Change	% Change
Revenue	$59,652	$66,008	$78,857	(6,356)	(10)%	(12,849)	(16)%
Costs of revenue	43,477	46,268	58,254	(2,791)	(6)%	(11,986)	(21)%

Gross profit	16,175	19,740	20,603
Gross margin	27.1%	29.9%	26.1%
Operating expenses:
Direct selling and marketing	5,978	7,837	9,336	(1,859)	(24)%	(1,499)	(16)%
Direct research and development	—	—	—
Indirect	6,273	6,857	7,313	(584)	(9)%	(456)	(6)%

Income from operations	$3,924	$5,046	$3,954

Results of 2008 versus 2007

We continue to see decreases in the Telecom segment; however the attrition rates are in line with our expectations. Overall Telecom segment revenue decreased $6.3 million or 10% to $59.7 million during 2008 compared to $66.0 million during 2007. This decrease is due to the expected attrition of our Telecom customers as we focus our selling and marketing efforts on our inContact suite of services. With the decline in revenues from the Telecom segment, we reduced overall costs in the segment as well. Our costs of revenue decreased 6% due to a decline in carrier charges and selling and marketing expenses decreased 24% due to a decline in sales efforts during 2008 compared to 2007.

Results of 2007 versus 2006

Telecom segment revenue decreased $12.8 million or 16% to $66.0 million during 2007 from $78.9 million 2006. This decrease was due to the expected attrition of our Telecom customers as we focused our selling and marketing efforts on our inContact suite of services. With the decline in revenues from the Telecom segment, we reduced overall costs in the segment as well. Our costs of revenue decreased 21%, direct selling and marketing expenses decreased 16% and indirect expenses, which consist primarily of general and administrative costs, decreased 6% during 2007 compared to 2006. These costs and expenses decreased due to shifting our efforts from our Telecom segment to our Software segment.

Liquidity and Capital Resources

Current Financial Condition

Our principal sources of liquidity are cash and cash equivalents and available borrowings under our revolving credit facility, which expires in May 2010. At December 31, 2008, we had $4.1 million of cash and cash equivalents. Cash equivalents are comprised of highly liquid assets with an original maturity at date of purchase of three months or less. In addition to cash and cash equivalents, we have access to additional available borrowings under our revolving credit facility. The revolving credit facility is secured by essentially all our assets. The available borrowings under the revolving credit facility are $2.7 million, resulting in total cash and additional availability under the revolving credit facility of $6.8 million at December 31, 2008.

We experienced a net loss of $10.3 million during the year ended December 31, 2008. Primary expenses affecting operations during this period were non-cash charges related to $6.0 million of depreciation and amortization and $1.7 million of stock-based compensation.

Our working capital of $3.3 million at December 31, 2007 decreased to $714,000 at December 31, 2008. The decrease is primarily due to a $1.7 million reduction in accounts receivable and other current assets, an $824,000 increase in deferred revenue, a $1.7 million liquidation of short-term investments, and a $175,000 reclassification of our investments from short-term to long-term. These factors were offset by a $1.3 million increase in cash and cash equivalents.

We believe that current economic conditions will impact our access to equity financing through 2009. Accordingly, we expect to rely on internally generated cash, our revolving credit facility and our equipment leasing facility to finance operations and capital requirements. We believe that existing cash and cash equivalents, cash from operations, and available borrowings under our revolving credit facility and equipment leasing facility will be sufficient to meet our cash requirements during the next twelve months.

Revolving Credit Note

In May 2006, we entered into an agreement with ComVest Capital, LLC, which included a $4.5 million convertible term note and a $7.5 million revolving credit note. These notes are secured by essentially all our assets. As part of the agreement, we issued five-year warrants to purchase 330,000 shares of common stock at $2.75 per share, which remain outstanding as of December 31, 2008.

On April 18, 2007 ComVest exercised its right to convert the entire $3.4 million outstanding balance of the $4.5 million convertible term note, which was converted into 1,126,664 shares of common stock. In conjunction with the note conversion, ComVest agreed to eliminate significant number of financial covenants continuing under the revolving credit note.

The revolving credit note matures in May 2010, accrues interest at a fixed nine percent and provides for maximum availability of $7.5 million based on a calculation of 85 percent of billed and 65 percent earned but unbilled accounts receivable at the measurement date. We are required to make monthly interest payments and the entire outstanding balance is due at maturity. There was $3.4 million of unused commitment at December 31, 2008 under the revolving credit note.

The poor conditions in the credit markets notwithstanding, we have no reason to believe our revolving credit facility will not remain available to us on its present terms. We consider our relationship with ComVest to be good, and are beginning now to make overtures regarding renewal of the facility in 2010. Nevertheless, the recent economic downturn illustrates that there is no certainty in current credit markets and no assurance that ComVest will not seek changes to the terms of our facility or be willing to continue in 2010.

Capital Leases

We entered into an equipment leasing facility with an equipment financing company (“Lessor”) in 2008. Under the terms of the leasing facility, the Lessor has agreed to provide us financing of $2.8 million to lease computer related equipment and software for inContact’s business operations, which the Lessor will lease to us in the form of a capital lease. The term of the facility is 30 months upon acceptance of the leased property by us. The calculated interest rate is subject to change based on changes in the Treasury yield, installation period of the lease and the residual value. At December 31, 2008, we have utilized $2.3 million of the leasing facility to acquire computer related equipment and software, which has been recorded to property and equipment and other assets and long-term debt and capital lease obligations. Beginning January 1, 2009, we are required by the Lessor to provide 30% cash collateral on the remaining $500,000 of available borrowings under the equipment leasing facility. This is a new borrowing condition, which we believe the Lessor imposed due to the turmoil in the credit markets. We are currently in the process of seeking a new equipment leasing facility to fund capital purchases in the second half of 2009 and the first quarter of 2010. There is no assurance that we will be able to secure an additional equipment leasing facility on acceptable terms under current conditions in the credit markets. If we are unsuccessful in obtaining an equipment leasing facility, we plan to meet our capital requirements through existing cash, available borrowings on our line of credit, and through cost reductions relating to operating expenses.

Acquisitions

We completed the acquisitions of BenchmarkPortal, Inc. (“BenchmarkPortal”) on February 9, 2007 and ScheduleQ, LLC (“ScheduleQ”) on February 15, 2007. We accounted for both the BenchmarkPortal and ScheduleQ acquisitions using the purchase method of accounting and have included the operating results of each business in our consolidated statements of operations since the respective date of each acquisition. Management allocated the purchase price to the acquired tangible and intangible assets and liabilities based on their respective fair values.

In addition to the amounts paid at closing of the BenchmarkPortal acquisition, we agreed to pay contingent purchase price payments to BenchmarkPortal stock holders in the following amounts:

•

$2.0 million of additional contingent purchase price cash payments to BenchmarkPortal stockholders in 36 equal monthly installments of $55,556, subject to adjustment if monthly recurring revenue during the payout period from customers’ accounts acquired in the transaction does not remain at certain levels which are adjusted for estimated attrition; and

•

Up to an additional $7.0 million maximum contingent quarterly earn out to BenchmarkPortal stockholders paid on a variable percentage of recurring revenue from the sale of Echo services in excess of $900,000 per quarter during the four-year period after the acquisition.

BenchmarkPortal stockholders earned total contingent purchase price payments of $678,000 in 2008 and $571,000 in 2007, which have been recorded as additional goodwill.

In addition to the amounts paid at closing of the ScheduleQ acquisition, we agreed to pay contingent purchase price payments to ScheduleQ stockholders over a term of 48 months based on the number of licenses sold by us, with a minimum aggregate earn out payment of $101,000 and a maximum of $982,000.

Former ScheduleQ stockholders earned total contingent purchase price payments of $25,000 in 2008 and $18,000 in 2007, which have been recorded as additional goodwill.

Cash Flows

In summary, our cash flows were (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net cash used in operating activities	$(511)	$(806)	$(462)
Net cash used in investing activities	$(1,340)	$(5,688)	$(953)
Net cash provided by financing activities	$3,187	$4,695	$503

During the year ended December 31, 2008, we generated $3.2 million of cash from financing activities. We obtained cash from financing activities primarily by borrowing $4.1 million from our revolving credit facility. During the year ended December 31, 2008, we used $511,000 and $1.3 million of cash in operating and investing activities, respectively. Cash used in investing activities was used to acquire property and equipment which was offset by proceeds from selling a portion of our auction rate preferred securities. We had an overall net increase in cash of $1.3 million during the year ended December 31, 2008. The amount that we have invested in our expansion has provided additional network capacity and additional resources to help grow our inContact suite.

During the year ended December 31, 2008, our employees exercised options to purchase a total of 49,000 shares of common stock and we received total proceeds of $105,000.

As of December 31, 2008, we had $225,000 of investments in auction rate preferred securities (“ARPS”), which are classified as available-for-sale securities and reflected at fair value. As of December 31, 2007, we had $2.0 million of investments in ARPS, which were valued based on quoted market prices and classified as current assets. In January 2008, we sold $1.0 million of these ARPS at the quoted market prices, which was equal to the carrying value at December 31, 2007. In the fourth quarter of 2008, the fund that issued ARPS to us executed a partial redemption of its outstanding ARPS, which resulted in redemption of an additional $725,000 of our ARPS.

Contractual Obligations

The following table discloses aggregate information about our contractual obligations including notes payable and lease obligations, and the periods in which payments are due as of December 31, 2008 (in thousands):

	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Revolving credit facility and notes payable	$4,227	$77	$4,150	$—	$—
Capital leases	2,890	1,252	1,638	—	—
Interest	220	149	71	—	—
Operating leases	6,283	1,871	3,749	663	—
Purchase commitments (1)	1,850	1,100	750	—	—

Total contractual obligations	$15,470	$4,449	$10,358	$663	$—

(1)	Our purchase commitments are with national long distance telecommunication providers. We have one purchase commitment that provides for monthly minimums of $50,000 per month through October 2010. We exceed our monthly minimum with this carrier. We have commitment with another carrier that requires a lump sum usage commitment through July 2010 that we feel we will meet based on our current usage patterns.

Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. We adopted Statement No. 157, Fair Value Measurements (“Statement 157”), on January 1, 2008. This statement defines fair value, establishes a framework to measure fair value, and expands disclosures about fair value measurements. Statement 157 establishes a fair value hierarchy used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

In February 2008, the FASB issued Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of Statement 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. We are currently reviewing the requirements of FSP No. FAS 157-2, and at this point in time, have not determined what impact, if any, FSP No. FAS 157-2 will have on our results of operations and financial condition.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. This statement clarifies that determining fair value in an inactive or dislocated market depends on facts and circumstances and requires significant management judgment. This statement specifies that it is acceptable to use inputs based on management estimates or assumptions, or for management to make adjustments to observable inputs to determine fair value when markets are not active and relevant observable inputs are not available.

We adopted Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008, and elected not to establish a fair value for our financial instruments and certain other items under this statement. Therefore, our adoption of this statement did not impact our financial statements during the year ended December 31, 2008.

We utilized unobservable (Level 3) inputs in determining the fair value of our auction rate preferred securities, which totaled $225,000 at December 31, 2008. In prior periods, due to the auction process which took place every 7-30 days for most securities, quoted market prices were readily available, which would qualify as Level 1 under Statement 157. However, due to events in credit markets during the first quarter of 2008, the auction events for most of these instruments failed and, therefore, we have determined the estimated fair values of these securities utilizing a discounted cash flow analysis as of December 31, 2008. This analysis considers, among other items, the collateralization of the underlying securities, the expected future cash flows and the expectation of the next time the security is expected to have a successful auction. These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by us. Due to these events, we reclassified these instruments as Level 3 during the first quarter of 2008 and have recorded a temporary unrealized decline in fair value of $50,000 for the year ended December 31, 2008, with an offsetting entry to accumulated other comprehensive loss. We currently believe that this temporary decline in fair value is due entirely to liquidity issues and not credit issues, because the auction rate preferred securities are in AAA closed-end bond mutual funds that are over-collateralized by at least 200% and are backed by these underlying marketable securities. In addition, our holdings of auction rate preferred securities represented only 5% of our total cash, cash equivalent, and investment balance at December 31, 2008, which we believe allows us sufficient time for the securities to return to original full value. We will re-evaluate each of these factors as market conditions change in subsequent periods.

Critical Accounting Estimates

Revenue Recognition: Revenue is recognized in accordance with SEC Staff Accounting Bulletin (“SAB”) Topic 13, Revenue Recognition, when all of the following four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the fee is fixed or determinable, (3) collection is reasonably assured, and (4) delivery has occurred or services have been rendered.

Revenue is determined and recognized based on the type of service that is provided for the user as follows:

•

inContact suite of services. Revenue is derived from the use of any of our inContact suite of services that are provided on a monthly recurring basis. The all-in-one inContact solution includes features such as: skills-based routing; automated call distribution; self-service menus; speech recognition based automated interactive voice response; database integration with the contact handling technology; multimedia contact management (voice, fax, email, chat); management reporting features; workforce management features; performance optimization benchmarking; custom call routing and call flow design; and new hire screening and on-line training tools. Monthly recurring charges are billed in arrears and recognized for the period in which they are earned. In addition to the monthly recurring revenue, revenue is also received on a non-recurring basis for professional services included in implementing or improving a user’s inContact suite experience. For sales contracts with multiple elements (hosted software, training, installation, long distance services), we follow the guidance provided in the Emerging Issues Task Force Issue (“EITF”) No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 allows companies to recognize revenues upfront for delivered elements of a contract when it has objective and reliable evidence of fair value for the undelivered elements of the contract. However, because we have not yet established objective and reliable evidence of fair value for our inContact suite of services (the undelivered element), we defer revenue for upfront fees received for professional services, such as training and installation (the delivered elements), and recognize such fees as revenue over the term of the contract, which is generally 12 to 36 months. Accordingly, we have recorded $1.3 million of deferred revenue at December 31, 2008 and $510,000 of deferred revenue at December 31, 2007. Fees for long distance services in multiple element arrangements with the inContact suite of services are based on usage and are recognized as revenue in the same manner as fees for traditional long distance services discussed in the following paragraph.

•

Traditional long distance services. Revenue is derived from traditional telecommunications services such as dedicated transport, switched long distance and data services. These services are provided over our network or through third party telecommunications providers. Our network is the backbone of our inContact application and allows us to provide the all-in-one inContact solution. Revenue for the transactional long distance usage is derived based on user specific rate plans and the user’s call usage and is recognized in the period the call is initiated. Users are also billed monthly charges in arrears and revenue is recognized for such charges over the billing period. If the billing period spans more than one month, unbilled revenues are accrued for incurred usage to date.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable is comprised of amounts billed and billable to users. The allowance for doubtful accounts, an estimate of the amount of accounts receivable outstanding of which management believes may be uncollectible, is determined each month as a percentage of revenue. The percentage accrued during 2008 was 1.25%. Management reviews the current trends and aged receivables periodically and adjusts the percentage used to accrue for doubtful accounts as needed. An account is written off by management when deemed uncollectible, although collection efforts may continue.

Long-Lived Assets: We estimate the useful lives of plant and equipment in order to determine the amount of depreciation and amortization expense to be recorded during any reporting period. Depreciation and amortization expense is generally computed using the straight-line method over the estimated useful lives. Long-lived assets consist of property and equipment (computer equipment, software, furniture and equipment). We evaluate the carrying value of long-lived assets when events or circumstances indicate the existence of a possible impairment. In our evaluation, we estimate the net undiscounted cash flows expected to be generated by the assets, and recognize impairment when such cash flows will be less than carrying values.

Intangible Assets: We estimate the useful lives of intangibles, (which include acquired user lists, patents and acquired technology), in order to determine the amount of amortization expense to be recorded during any reporting period. We use an accelerated method to amortize customer lists acquired after 2004. Other intangibles are amortized using the straight-line method. We test intangible assets for impairment annually or when events or circumstances indicate the existence of a possible impairment. In our evaluation, we estimate the net undiscounted cash flows expected to be generated by the assets, and recognize impairment when such cash flows will be less than carrying values. Events or circumstances that could indicate the existence of a possible impairment include obsolescence of the technology, an absence of market demand for the product, and/or the partial or complete lapse of continuing technology rights protection.

Goodwill: We evaluate goodwill for impairment, at a minimum, on an annual basis on September 30 of each year and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. The fair values are estimated based on the estimated market capitalization at the time the calculation is made. We evaluate the carrying value of each reporting unit, (identified as our segments, Telecom and Software), separately. If the carrying value of the reporting unit exceeds its fair value, goodwill is considered impaired in the amount that the goodwill balances exceed the calculated fair value. There were no events or circumstances from the date of our assessment through December 31, 2008 that would impact this assessment.

Income Taxes: All income tax amounts reflect the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the expected future income tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. A valuation allowance is provided to offset deferred income tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred income tax assets will not be realized. To date, a valuation allowance has been recorded to eliminate the deferred income tax assets.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 requires that entities recognize in their financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 15, 2006. Interest and penalties, if incurred, would be recognized as components of income tax expense. Our adoption of FIN 48 on January 1, 2007 had no impact on our consolidated financial statements as we do not have any uncertain income tax positions that would require adjustment.

Off-balance Sheet Arrangements: Other than purchase commitments with two national long distance telecommunication providers and our operating leases (Note 14), we do not have any off-balance sheet arrangements.

Stock-based Compensation: We account for stock-based compensation in accordance with Statement No. 123(R), Share-Based Payment (“Statement 123(R)”), which requires measurement of compensation cost for equity-based awards (i.e. stock options, warrants, and restricted stock units) at fair value on date of grant and recognition of the fair value of compensation for awards expected to vest over the requisite service period. The fair value of stock options and warrants is determined based on the fair value calculated using the Black-Scholes-Merton option pricing model (“Black-Scholes model”), which requires various highly judgmental assumptions including volatility, forfeiture rates and expected option life. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

We utilize the accelerated graded vesting method, rather than a straight-line vesting method, for recognizing compensation expense as management believes this accelerated method more closely matches the expense to associated services. Under this method, nearly 60% of the compensation cost would be expensed in the first year of a typical three-year vesting term.

SUPPLEMENTARY	DATA

Supplementary Financial Information

Consolidated Financial Information

Selected unaudited quarterly financial data for the years ended December 31, 2008 and 2007 are as follows (in thousands, except per share data):

	Quarter
2008	1st	2nd	3rd	4th
Revenue	$19,881	$19,285	$19,803	$20,656
Costs of revenue	13,116	13,081	12,827	13,641

Gross profit	6,765	6,204	6,976	7,015
Net loss	(2,730)	(3,150)	(2,039)	(2,385)
Basic & diluted net loss per share	$(0.09)	$(0.10)	$(0.07)	$(0.08)

	Quarter
2007	1st	2nd	3rd	4th
Revenue	$19,820	$19,975	$19,628	$20,059
Costs of revenue	13,905	13,286	13,495	13,016

Gross profit	5,915	6,689	6,133	7,043
Net loss	(1,674)	(1,562)	(2,019)	(2,282)
Basic & diluted net loss per share	$(0.06)	$(0.06)	$(0.07)	$(0.07)

Segment Financial Information

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Unaudited segment data for each quarter of fiscal 2008 were as follows (in thousands):

	2008 Quarters
Software Segment	1st	2nd	3rd	4th
Revenue	$4,370	$4,533	$5,037	$6,033
Costs of revenue	2,141	2,266	2,243	2,538

Gross profit	2,229	2,267	2,794	3,495
Gross margin	51.0%	50.0%	55.5%	57.9%

Operating expenses:
Direct selling and marketing	2,684	2,752	2,489	2,635
Direct research and development	958	1,078	1,046	756
Indirect	2,635	2,383	2,355	2,727

Income (loss) from operations	$(4,048)	$(3,946)	$(3,096)	$(2,623)

	2008 Quarters
Telecom Segment	1st	2nd	3rd	4th
Revenue	$15,511	$14,752	$14,766	$14,623
Costs of revenue	10,975	10,814	10,584	11,104

Gross profit	4,536	3,938	4,182	3,519
Gross margin	29.2%	26.7%	28.3%	24.1%

Operating expenses:
Direct selling and marketing	1,510	1,534	1,551	1,383
Direct research and development	—	—	—	—
Indirect	1,670	1,503	1,425	1,675

Income (loss) from operations	$1,356	$901	$1,206	$461

INCONTACT, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

Fiscal Years 2008, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of inContact, Inc.

We have audited the accompanying consolidated balance sheets of inContact, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the table of contents within exhibit 99.1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of inContact, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, in 2006 the Company changed its method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, and in 2008, the Company adopted SFAS No. 157, Fair Value Measurements.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah

March 12, 2009 (August 7, 2009 as to the effects of the reclassifications described in Notes 1 and 15)

INCONTACT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share data)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,096	$2,760
Auction rate preferred securities	50	2,000
Accounts and other receivables, net of allowance for uncollectible accounts of $1,871 and $1,779 respectively	8,176	9,988
Other current assets	1,065	941

Total current assets	13,387	15,689
Property and equipment, net	8,369	6,375
Intangible assets, net	3,484	6,813
Goodwill	2,858	2,155
Auction rate preferred securities	175	—
Other assets	474	336

Total assets	$28,747	$31,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,246	$781
Trade accounts payable	7,039	7,713
Accrued liabilities	2,291	2,120
Accrued commissions	1,158	1,470
Deferred revenue	939	338

Total current liabilities	12,673	12,422
Long-term debt and capital lease obligations	5,756	746
Deferred rent	432	—
Deferred revenue	395	172

Total liabilities	19,256	13,340

Commitments and contingencies (Notes 1, 2, 7, 10, 11, 12 and 14)

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 31,065,228 and 31,015,593 shares issued and outstanding as of December 31, 2008 and 2007, respectively	3	3
Additional paid-in capital	70,518	68,738
Warrants and options outstanding	1,355	1,318
Accumulated deficit	(62,335)	(52,031)
Accumulated other comprehensive loss	(50)	—

Total stockholders’ equity	9,491	18,028

Total liabilities and stockholders’ equity	$28,747	$31,368

See accompanying notes to the consolidated financial statements.

INCONTACT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Year ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Revenue:
Software	$19,973	$13,474	$3,943
Telecom	59,652	66,008	78,857

Total revenue	79,625	79,482	82,800

Costs of revenue:
Software	9,188	7,434	4,858
Telecom	43,477	46,268	58,254

Total costs of revenue	52,665	53,702	63,112

Gross profit	26,960	25,780	19,688

Operating expenses:
Selling and marketing	17,617	16,888	14,568
General and administrative	14,808	12,899	10,196
Research and development	4,324	2,819	1,395

Total operating expenses	36,749	32,606	26,159

Loss from operations	(9,789)	(6,826)	(6,471)

Other income (expense):
Interest income	45	55	130
Interest expense	(524)	(761)	(1,056)
Loss on early extinguishment of debt	—	—	(364)

Total other expense	(479)	(706)	(1,290)

Net loss before income taxes	(10,268)	(7,532)	(7,761)
Income tax expense	36	5	14

Net loss	$(10,304)	$(7,537)	$(7,775)

Net loss per common share:
Basic and diluted	$(0.33)	$(0.26)	$(0.32)

Weighted average common shares outstanding:
Basic and diluted	31,049	28,603	24,390

See accompanying notes to the consolidated financial statements.

INCONTACT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

						Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Warrants and Options Outstanding
	Common Stock				Accumulated Deficit
	Shares	Amount					Total
Balance at January 1, 2006	23,115	$2	$44,570	$735	$(36,719)	$—	$8,588
Common stock issued for options exercised	314	—	749	—	—	—	749
Stock-based compensation	—	—	558	—	—	—	558
Private offering, net of issuance costs	1,956	1	4,185	—	—	—	4,186
Warrant issued with debt financing	—	—	—	542	—	—	542
Expiration of warrants	—	—	9	(9)	—	—	—
Net loss and total comprehensive loss	—	—	—	—	(7,775)	—	(7,775)

Balance at December 31, 2006	25,385	$3	$50,071	$1,268	$(44,494)	$—	$6,848
Common stock issued for options exercised	392	—	921	—	—	—	921
Stock-based compensation	—	—	1,408	—	—	—	1,408
Shelf registration, net of issuance costs	2,430	—	7,867	—	—	—	7,867
Warrant issued with consulting agreement	—	—	—	68	—	—	68
Warrant issued to lender to approve the BenchmarkPortal, Inc. acquisition	—	—	—	84	—	—	84
Warrant issued with investor relations agreement	—	—	—	159	—	—	159
Shares issued due to cashless warrant exercise	37	—	189	(189)	—	—	—
Issuance of common shares in conjunction with BenchmarkPortal, Inc. acquisition	1,536	—	4,500	—	—	—	4,500
Issuance of common shares in conjunction with ScheduleQ, LLC acquisition	109	—	330	—	—	—	330
Conversion of convertible term note	1,127	—	3,380	—	—	—	3,380
Expiration of warrants	—	—	72	(72)	—	—	—
Net loss and total comprehensive loss	—	—	—	—	(7,537)	—	(7,537)

Balance at December 31, 2007	31,016	$3	$68,738	$1,318	$(52,031)	$—	$18,028
Common stock issued for options exercised	49	—	105	—	—	—	105
Stock-based compensation	—	—	1,576	—	—	—	1,576
Issuance of restricted stock units	—	—	99	—	—	—	99
Warrant issued with consulting agreement	—	—	—	4	—	—	4
Warrant issued with mutual release agreement	—	—	—	33	—	—	33
Comprehensive loss:
Net loss	—	—	—	—	(10,304)	—
Unrealized loss on available for sale securities	—	—	—	—	—	(50)
Total comprehensive loss							(10,354)

Balance at December 31, 2008	31,065	$3	$70,518	$1,355	$(62,335)	$(50)	$9,491

See accompanying notes to the consolidated financial statements.

INCONTACT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(10,304)	$(7,537)	$(7,775)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,045	6,213	7,457
Amortization of note financing costs	108	166	130
Stock-based compensation	1,675	1,408	558
Warrants issued for services	37	227	—
Loss on early extinguishment of debt	—	—	364
Loss on disposal of fixed assets	25	42	19
Changes in operating assets and liabilities:
Accounts and other receivables, net	1,811	(405)	2,172
Other current assets	(88)	(311)	(136)
Other non-current assets	(158)	150	30
Trade accounts payable	(777)	(977)	(2,853)
Accrued liabilities	171	96	(44)
Accrued commissions	(312)	21	(183)
Other long-term liabilities	—	—	(201)
Deferred rent	432	—	—
Deferred revenue	824	101	—

Net cash used in operating activities	(511)	(806)	(462)

Cash flows from investing activities:
Decrease in restricted cash	—	10	641
Acquisition costs associated with ScheduleQ, LLC	—	(35)	—
Acquisition of BenchmarkPortal, Inc.	—	(500)	—
Acquisition costs associated with BenchmarkPortal, Inc.	—	(224)	—
Contingent purchase price payments	(703)	(533)	—
Purchase of auction rate preferred securities	—	(2,000)	—
Sale of auction rate preferred securities	1,725	—	—
Purchases of intangibles	(52)	—	—
Purchases of property and equipment	(2,310)	(2,406)	(1,594)

Net cash used in investing activities	(1,340)	(5,688)	(953)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	—	7,867	—
Proceeds from exercise of options and warrants	105	921	749
Long-term debt payments related to acquisition of ScheduleQ, LLC	—	(256)	—
Principal payments on long-term debt and capital leases	(968)	(504)	(8,299)
Borrowings (payments) under line of credit and revolving credit facility	4,050	(3,333)	(70)
Proceeds from long-term borrowings	—	—	4,314
Private placement of common stock, net of offering costs	—	—	4,186
Payments on extinguishment of debt	—	—	(377)

Net cash provided by financing activities	3,187	4,695	503

Net increase (decrease) in cash and cash equivalents	1,336	(1,799)	(912)
Cash and cash equivalents at the beginning of the year	2,760	4,559	5,471

Cash and cash equivalents at the end of the year	$4,096	$2,760	$4,559

(continued)

See accompanying notes to the consolidated financial statements.

INCONTACT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2008	2007	2006
Supplemental cash flow information:
Cash paid for interest	$514	$518	$927
Cash paid for taxes	$12	$11	$12
Supplemental schedule of non-cash investing and financing activities:
Unrealized loss on change in fair value of auction rate securities	$(50)	$—	$—
Property and equipment included in trade accounts payable	103	134	99
Property and equipment and other assets financed with capital leases	2,310	1,024	196
Issuance of common stock related to acquisition of BenchmarkPortal, Inc.	—	4,500	—
Issuance of long-term debt related to the acquisition of BenchmarkPortal, Inc.	—	100	—
Conversion of convertible term note at $3.00 per share for 1,126,664 share of common stock	—	3,380	—
Issuance of common stock related to ScheduleQ, LLC acquisition	—	330	—
Issuance of long-term debt related to the acquisition of ScheduleQ, LLC	—	302	—
Assumption of long-term debt issued for the acquisition of ScheduleQ, LLC	—	256	—
Cashless warrant exercise	—	189	—
Expiration of warrants	—	72	9
Contingent purchase price payments to BenchmarkPortal stockholders included in accounts payable	—	56	—
Fee charged by lender for approval of BenchmarkPortal acquisition applied to revolving credit facility	—	40	—
Fee charged by lender for modification of certain debt covenants applied to revolving credit facility	—	35	—
Issuance of warrants for acquisition approval	—	84	—
Issuance of warrants for consulting agreement	4	68	—
Issuance of warrants for mutual release agreement	33	—	—
Issuance of warrants for investor relations agreement	—	159	—
Issuance of warrants with debt agreement	—	—	542

(concluded)

See accompanying notes to the consolidated financial statements.

INCONTACT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

We changed our name from UCN, Inc. to inContact, Inc. (“inContact”, “we”, “us”, “our”, or the “Company”) on January 1, 2009. The accompanying consolidated financial statements and related footnotes refer to us as inContact for all years presented. We are incorporated in the state of Delaware.

We provide Software as a Service (“SaaS”) through our inContact® suite, an advanced contact handling and performance management software application. Our services provide a variety of connectivity options for carrying inbound calls to our inContact suite or linking agents to our inContact applications. We provide users the ability to monitor agent effectiveness through our user survey tools and the ability to efficiently monitor their agent needs. We are also an aggregator and provider of telecommunications services. We contract with a number of third party providers for the right to resell the various telecommunication services and products they provide, and then offer all of these services to the users. These services and products allow the user to buy only the telecommunications services they need, combine those services in a customized enhanced contact center package, receive one bill for those services, and call a single point of contact if a service problem or billing issue arises.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of inContact and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated upon consolidation.

Reclassifications

Beginning in the second quarter of 2009, we made a number of reclassifications to our historical consolidated statements of operations. We added the captions “Software revenue”, “Telecom Revenue”, “Software costs of revenue”, “Telecom costs of revenue” and “Gross profit” to our consolidated statements of operations, which previously included single line items for revenue and costs of revenue (excluding depreciation and amortization) and did not include a gross profit subtotal. Also, we changed our allocation of certain operating expenses within our consolidated statements of operations. Depreciation and amortization expense related to revenue generating assets is included in the captions “Software costs of revenue” and “Telecom costs of revenue.” Depreciation and amortization expense not associated with revenue generating assets is allocated to our other operating expense categories. Depreciation and amortization expense was previously reported separately in the caption “Depreciation and amortization.” In addition, professional service costs, costs associated with providing customer service, and overhead expenses have been allocated to “Software costs of revenue” and “Telecom costs of revenue”. These costs were previously included in “General and administrative” expenses. We believe this presentation provides increased transparency and improved comparability of our costs of revenue and operating expenses and that gross profit is a useful, widely accepted measure of profitability and operating performance. These reclassifications had no effect on any reported measures of profit or loss, including our consolidated loss from operations, net loss or per share amounts. The following table provides the amounts reclassified for the years ended December 31, 2008, 2007 and 2006:

	Year ended December 31,
	2008	2007	2006
Amounts Reclassified
Costs of revenue:
Software	$8,660	$7,156	$4,761
Telecom	2,253	2,333	4,896
Selling and marketing	1,079	775	520
General and administrative	(6,433)	(4,362)	(2,868)
Depreciation and amortization	(6,045)	(6,213)	(7,457)
Research and development	486	311	148

Total costs of revenue and operating expenses	—	—	—

Additionally, see Note 15 for reclassifications of costs and expenses within our segments.

Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include unbilled revenue, the allowance for doubtful accounts, and attrition rates used to determine the amortization rate and estimated useful lives of customer lists acquired.

Cash and Cash Equivalents

Cash and cash equivalents include money market funds, overnight deposits and other investments that are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

Auction Rate Preferred Securities

Investments in auction rate preferred securities totaled $225,000 at December 31, 2008. In February 2009, $50,000 of these securities were redeemed by the issuer; thus, $50,000 of the securities are reflected as a current asset on the Consolidated Balance Sheet at December 31, 2008. Auction rate preferred securities are similar in nature to auction rate securities in that they are long-term bonds or preferred stocks that are intended to act like short-term debt. Interest rates for these investments reset in Dutch auctions held daily, weekly or monthly which historically provided liquidity for these investments as determined by the purchaser. Our auction rate preferred securities are classified as available-for-sale securities and reflected at fair value.

We adopted the provisions of Statement of Financial Accounting Standards (“Statement”) No. 157, Fair Value Measurements (“Statement 157”), effective January 1, 2008. We utilized unobservable (Level 3) inputs in determining the fair value of our auction rate preferred securities, which totaled $225,000 at December 31, 2008. Prior to 2008, due to the auction process which took place every 7-30 days for most securities, quoted market prices were readily available, which would qualify as Level 1 under Statement 157. However, due to events in credit markets during the first quarter of 2008, the auction events for most of these instruments failed and, therefore, we have determined the estimated fair values of these securities utilizing a discounted cash flow analysis as of December 31, 2008. This analysis considers, among other items, the collateralization of the underlying securities, the expected future cash flows and the expectation of the next time the security is expected to have a successful auction. These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by us. Due to these events, we reclassified these instruments as Level 3 during the first quarter of 2008 and have recorded a temporary unrealized decline in fair value of $50,000 for the year ended December 31, 2008, with an offsetting entry to accumulated other comprehensive loss. We currently believe that this temporary decline in fair value is due entirely to liquidity issues and not credit issues. In addition, our holdings of auction rate preferred securities represented only 5% of our total cash, cash equivalent, and investment balance at December 31, 2008, which we believe allows us sufficient time for the securities to return to original full value. We will re-evaluate each of these factors as market conditions change in subsequent periods.

Accounts and Other Receivables and Allowance for Uncollectible Accounts

Accounts and other receivables are comprised of amounts billed and billable to users, net of an allowance for uncollectible amounts. Finance charges are assessed to accounts once the amount owed is past due based on their specific terms. The allowance for uncollectible accounts is estimated by management and is based on specific information about user accounts, past loss experience, and general economic conditions. An account is written off by management when deemed uncollectible, although collections efforts may continue.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major additions and improvements are capitalized, while minor repairs and maintenance costs are expensed when incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Asset Category	Estimated Useful Lives
Computer equipment	3 to 5 years
Computer software	2 to 3 years
Internal-use software	3 years
Furniture and fixtures	3 to 7 years
Leasehold improvements	Shorter of 7 years or remainder of lease term

The Company leases office space under an operating lease agreement with an original lease period of 66 months. The lease is accounted for under the provisions of Statement of Financial Accounting Standards No. 13, Accounting for Leases. The lease agreement contains rent holidays and rent escalation provisions. The Company records the total rent payable during the lease term on a straight-line basis over the term of the lease and records the difference between the rent paid and the straight-line rent as deferred rent.

Capitalized Software Costs

In accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, we capitalize certain costs incurred for the development of internal use software, which are included in property and equipment in the consolidated balance sheet. These costs include the costs associated with coding, software configuration, upgrades, and enhancements. These costs, net of accumulated depreciation, totaled $2.8 million and $1.4 million as of December 31, 2008 and 2007, respectively. Amortization of capitalized software costs was $500,000 in 2008, $426,000 in 2007 and $326,000 in 2006.

Intangible Assets

Intangible assets consist of customer lists, patents, technology, trademarks, and non-compete agreements. We estimate the useful lives of its acquired customer lists based on estimated attrition rates. Customer lists are generally amortized using an accelerated method over 24 to 120 months. Patents, technology and non-compete agreements are amortized on a straight-line basis over their estimated useful lives, which range from 24 to 96 months. Trademarks have indefinite lives, with the exception of one trademark that has a useful life of 15 years.

Goodwill and Indefinite-lived Intangible Assets

We evaluate goodwill and indefinite-lived intangible assets for impairment, at the end of the third quarter and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable in accordance with Statement No. 142, Goodwill and Other Intangible Assets (“Statement 142”). Under Statement 142, goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, we determine the fair value of a reporting unit by using two valuation techniques: a discounted cash flow (“DCF”) analysis and a market-based approach. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the DCF analyses are based on our budget and long-term business plan, and various growth rates have been assumed for years beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Under Statement 142, the impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis. The DCF methodology used to value indefinite-lived intangibles entails identifying the projected discrete cash flows related to such intangibles and discounting them back to the valuation date. Significant judgments inherent in this analysis include the determination of discount rates, cash flows attributable to the intangibles and the terminal growth rates. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows generated as a result of the respective intangible assets.

Upon completion of the September 30, 2008 impairment test, no indication of goodwill impairment existed. There were no events or circumstances from the date of assessment through December 31, 2008 that would impact this assessment.

Long-lived Assets

In accordance with Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement 144”), we evaluate the carrying value of long-lived assets, including finite-lived intangible assets, whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Measurement of the amount of an impairment, if any, typically requires various estimates and assumptions including cash flows directly attributable to the asset, the useful life of the asset and residual value, if any. Events or circumstances that could indicate the existence of a possible impairment include obsolescence of the technology, an absence of market demand for the product, and/or continuing technology rights protection. Management believes the net carrying amount of our long-lived assets will be recovered by future cash flows generated by commercialization of the technology related to the long-lived asset, and from cash flows generated from customer lists. We did not record any impairment charges in relation to long-lived assets during the years ended December 31, 2008, 2007 or 2006.

Off -Balance Sheet Arrangements

Other than purchase commitments with two national long distance telecommunication providers and our operating leases (Note 14), we do not have any off-balance sheet arrangements.

Revenue Recognition

Revenue is recognized in accordance with SEC Staff Accounting Bulletin (“SAB”) Topic 13, Revenue Recognition, when all of the following four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the fee is fixed or determinable, (3) collection is reasonably assured, and (4) delivery has occurred or services have been rendered.

Revenue is determined and recognized based on the type of service that is provided for the user as follows:

•

inContact suite of services. Revenue is derived from the use of any of our inContact suite of services that are provided on a monthly recurring basis. The all-in-one inContact solution includes features such as: skills-based routing; automated call distribution; self-service menus; speech recognition based automated interactive voice response; database integration with the contact handling technology; multimedia contact management (voice, fax, email, chat); management reporting features; workforce management features; performance optimization benchmarking; custom call routing and call flow design; and new hire screening and on-line training tools. Monthly recurring charges are billed in arrears and recognized for the period in which they are earned. In addition to the monthly recurring revenue, revenue is also received on a non-recurring basis for professional services included in implementing or improving a user’s inContact suite experience. For sales contracts with multiple elements (hosted software, training, installation, long distance services), we follow the guidance provided in the Emerging Issues Task Force Issue (“EITF”) No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 allows companies to recognize revenues upfront for delivered elements of a contract when it has objective and reliable evidence of fair value for the undelivered elements of the contract. However, because we have not yet established objective and reliable evidence of fair value for our inContact suite of services (the undelivered element), we defer revenue for upfront fees received for professional services, such as training and installation (the delivered elements), and recognize such fees as revenue over the term of the contract, which is generally 12 to 36 months. Accordingly, we have recorded $1.3 million of deferred revenue at December 31, 2008 and $510,000 of deferred revenue at December 31, 2007. Fees for long distance services in multiple element arrangements with the inContact suite of services are based on usage and are recognized as revenue in the same manner as fees for traditional long distance services discussed in the following paragraph.

•

Traditional long distance services. Revenue is derived from traditional telecommunications services such as dedicated transport, switched long distance and data services. These services are provided over our network or through third party telecommunications providers. Our network is the backbone of our inContact application and allows us to provide the all-in-one inContact solution. Revenue for the transactional long distance usage is derived based on user specific rate plans and the user’s call usage and is recognized in the period the call is initiated. Users are also billed monthly charges in arrears and revenue is recognized for such charges over the billing period. If the billing period spans more than one month, unbilled revenues are accrued for incurred usage to date.

Advertising Costs

We advertise our services through traditional venues such as print media to the general public. Costs associated with these advertising efforts are expensed as incurred, and were approximately $250,000 in 2008, $381,000 in 2007, and $350,000 in 2006.

Stock-Based Compensation

We account for stock-based compensation in accordance with Statement No. 123(R), Share-Based Payment (“Statement 123(R)”), which requires measurement of compensation cost for equity-based awards (i.e. stock options, warrants, and restricted stock units) at fair value on date of grant and recognition of the fair value of compensation for awards expected to vest over the requisite service period. The fair value of stock options and warrants is determined based on the fair value calculated using the Black-Scholes-Merton option pricing model (“Black-Scholes model”), which requires various highly judgmental assumptions including volatility, forfeiture rates and expected option life. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

We utilize the accelerated vesting method, rather than a straight-line vesting method, for recognizing compensation expense as management believes this accelerated method more closely matches the expense to associated services. Under this method, nearly 60% of the compensation cost would be expensed in the first year of a typical three-year vesting term.

Operating Leases

We lease office space under an operating lease agreement. The lease agreement contains rent holidays and rent escalation provisions. We record the total rent payable during the lease term on a straight-line basis over the term of the lease and record the difference between the rent paid and the straight-line rent as deferred rent.

Income Taxes

Income taxes are provided using the asset and liability method prescribed by Statement No. 109, Accounting for Income Taxes (“Statement 109”). Under this method, we recognize a liability or asset for the deferred income tax consequences of all temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

On January 1, 2007, we adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires us to recognize in the consolidated financial statements those tax positions determined to be “more likely than not” of being sustained upon examination, based on their technical merits. We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material adverse effect on our financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48.

Comprehensive Loss

Comprehensive loss is reported in the consolidated statement of shareholders’ equity as a component of retained earnings and consists of net loss and other gains and losses affecting shareholders’ equity that, under generally accepted accounting principles are excluded from net loss. The only other item aside from net loss included in comprehensive loss is the unrealized loss on auction rate preferred securities.

Net Loss Per Common Share

Basic net loss per common share (“Basic LPS”) excludes dilution and is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net loss per common share (“Diluted LPS”) reflects the potential dilution that could occur if stock options or other common stock equivalents were exercised or converted into common stock. All stock options are excluded from the Diluted LPS computation, because they are anti-dilutive. Therefore, Diluted LPS equals Basic LPS for all years presented in our consolidated statements of operations. We had outstanding options, restricted stock units and warrants to purchase a total of 6,036,000, 5,632,000 and 4,297,000 at December 31, 2008, 2007 and 2006, respectively.

Business Segments

Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, requires public companies to disclose certain information about their reportable operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual segment and in assessing performance of the segment. We have continued to focus marketing efforts towards providing on-demand contact center software and specialized telecommunications services, in addition to traditional long distance services. Thus, we provide disclosure information on two business segments: Software and Telecom. Additional information on these segments is disclosed in Note 15.

Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. We adopted Statement No. 157, Fair Value Measurements (“Statement 157”), on January 1, 2008. This statement defines fair value, establishes a framework to measure fair value, and expands disclosures about fair value measurements. Statement 157 establishes a fair value hierarchy used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

In February 2008, the FASB issued Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of Statement 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. We are currently reviewing the requirements of FSP No. FAS 157-2, and at this point in time, have not determined what impact, if any, FSP No. FAS 157-2 will have on our results of operations and financial condition.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. This statement clarifies that determining fair value in an inactive or dislocated market depends on facts and circumstances and requires significant management judgment. This statement specifies that it is acceptable to use inputs based on management estimates or assumptions, or for management to make adjustments to observable inputs to determine fair value when markets are not active and relevant observable inputs are not available.

We adopted Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008, and elected not to establish a fair value for our financial instruments and certain other items under this statement. Therefore, our adoption of this statement did not impact our financial statements during the year ended December 31, 2008.

Liquidity

Our principal sources of liquidity are cash and cash equivalents and available borrowings under our revolving credit facility, which expires in May 2010. At December 31, 2008, we had $4.1 million of cash and cash equivalents. Cash equivalents are comprised of highly liquid assets with an original maturity at date of purchase of three months or less. In addition to our $4.1 million of cash and cash equivalents, we have access to additional available borrowings under our revolving credit facility. The revolving credit facility is secured by essentially all our assets. The available borrowings under the revolving credit facility are $2.7 million resulting in total cash and additional availability under the revolving credit facility of $6.8 million at December 31, 2008.

In 2008, we used $511,000 in cash from operations and incurred a net loss of $10.3 million. The primary factors affecting net loss during this period were non-cash charges related to $6.0 million of depreciation and amortization and $1.7 million of stock-based compensation.

Our working capital surplus of $3.3 million at December 31, 2007 decreased to $714,000 at December 31, 2008. The decrease is primarily due to a $1.7 million reduction in accounts receivable and other current assets, an $800,000 increase in deferred revenue, a $1.7 million liquidation of short-term investments, and a $175,000 reclassification of our investments from short-term to long-term. These factors were offset by a $1.3 million increase in cash and cash equivalents.

We believe that current economic conditions will impact our access to equity financing through 2009. Accordingly, we will rely on internally generated cash, our revolving credit facility and our equipment leasing facility to finance operations and capital requirements. We believe that existing cash and cash equivalents, cash from operations, and available borrowings under our revolving credit facility and equipment leasing facility will be sufficient to meet our cash requirements during the next twelve months.

We arrived at our financial projections for the 2009 operating plan after careful consideration of the macroeconomic factors stemming from the global economic crisis. Management is closely monitoring results against our 2009 business plan to respond to developments in our business, our markets and the broader economy and intends to take action if necessary, including cost reductions in sales, marketing and general and administrative areas. Even in the event cost reduction actions become necessary, we believe that our cash flow from operating activities, tighter management of costs and cash management should provide adequate working capital to meet our needs.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141(R), Business Combinations (“Statement 141(R)”), and Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (“Statement 160”). Statement No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. Statement 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. Statement 141(R) and Statement 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The adoption of Statement 141(R) and Statement 160 is not expected to have a material impact on our consolidated financial statements.

NOTE 2. ACQUISITIONS

We completed the acquisitions of BenchmarkPortal, Inc. (“BenchmarkPortal”) on February 9, 2007 and ScheduleQ, LLC (“ScheduleQ”) on February 15, 2007. We accounted for both the BenchmarkPortal and ScheduleQ acquisitions using the purchase method of accounting and have included the operating results of each business in our consolidated statements of operations since the respective date of each acquisition. Management allocated the purchase price to the acquired tangible and intangible assets and liabilities based on their respective fair values.

In addition to the amounts paid at closing of the BenchmarkPortal acquisition, we agreed to pay contingent purchase price payments to BenchmarkPortal stock holders in the following amounts:

•

$2.0 million of additional contingent purchase price cash payments to BenchmarkPortal stockholders in 36 equal monthly installments of $55,556, subject to adjustment if monthly recurring revenue during the payout period from customers’ accounts acquired in the transaction does not remain at certain levels which are adjusted for estimated attrition; and

•

Up to an additional $7.0 million maximum contingent quarterly earn out to BenchmarkPortal stockholders paid on a variable percentage of recurring revenue from the sale of Echo services in excess of $900,000 per quarter during the four-year period after the acquisition.

BenchmarkPortal stockholders earned total contingent purchase price payments of $678,000 in 2008 and $571,000 in 2007, which have been recorded as additional goodwill.

In addition to the amounts paid at closing of the ScheduleQ acquisition, we agreed to pay contingent purchase price payments to ScheduleQ stockholders over a term of 48 months based on the number of licenses sold by us, with a minimum aggregate earn out payment of $101,000 and a maximum of $982,000.

Former ScheduleQ stockholders earned total contingent purchase price payments of $25,000 in 2008 and $18,000 in 2007, which have been recorded as additional goodwill.

NOTE 3. ACCOUNTS AND OTHER RECEIVABLES

The accounts and other receivables balance outstanding consisted of the following (in thousands):

	December 31,
	2008	2007
Billed	$3,496	$5,554
Earned but unbilled	6,539	6,092
Telecommunication regulatory tax refunds	5	114
Other receivables	7	7

	10,047	11,767
Less: allowance for uncollectible accounts	(1,871)	(1,779)

Total	$8,176	$9,988

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 31, 2008	December 31, 2007
Computer and office equipment	$8,908	$8,139
Computer software	3,912	3,151
Internally developed software	4,151	2,215
Furniture and fixtures	984	1,072

	17,955	14,577
Less: accumulated depreciation	(9,586)	(8,202)

Total	$8,369	$6,375

Total depreciation expense was approximately $2.7 million in 2008, $2.2 million in 2007 and $2.3 million in 2006.

NOTE 5. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2008 consisted of the following (in thousands):

Balance as of January 1, 2007	$—
Goodwill acquired	1,566
Goodwill adjustment	589

Balance as of December 31, 2007	2,155
Goodwill adjustment	703

Balance as of December 31, 2008	$2,858

The goodwill adjustment of $589,000 in 2007 and $703,000 in 2008 was a result of contingent purchase price payments related to the BenchmarkPortal and ScheduleQ acquisitions discussed in Note 2. Goodwill from both acquisitions is attributable to the Software segment.

Intangible assets consisted of the following (in thousands):

	December 31, 2008			December 31, 2007
	Gross Assets	Accumulated Amortization	Intangible assets, net	Gross Assets	Accumulated Amortization	Intangible assets, net
Customer lists acquired	$16,495	$15,647	$848	$16,495	$14,547	$1,948
Technology and patents	10,231	8,755	1,476	10,231	6,686	3,545
Trade names and trade marks	1,194	152	1,042	1,194	—	1,194
Non-compete agreement	333	269	64	333	207	126
Domain name	54	—	54	—	—	—

Total	$28,307	$24,823	$3,484	$28,253	$21,440	$6,813

We recorded amortization expense for intangible assets of approximately $3.4 million in 2008, $4.0 million in 2007 and $5.2 million in 2006.

Based on the recorded intangibles at December 31, 2008, estimated amortization expense over the next five years is expected to be $960,000 in 2009, $574,000 in 2010, $555,000 in 2011, $239,000 in 2012 and $210,000 in 2013.

NOTE 6. ACCRUED LIABILITIES

Accrued liabilities consisted of the following (in thousands):

	December 31, 2008	December 31, 2007
Accrued payphone and carrier charges	$301	$626
Accrued payroll and other compensation	1,554	1,192
Current portion of operating lease obligations	45	78
Accrued professional fees	238	94
Deferred rent—current portion	40	—
Other	113	130

Total	$2,291	$2,120

NOTE 7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations consisted of the following (in thousands):

	December 31, 2008	December 31, 2007
Revolving credit note with ComVest Capital, LLC, with maximum availability of $7.5 million, bearing interest at a fixed 9.0 percent per annum, requirements to repay outstanding principal payments begin in May 2010	$4,050	$—
Promissory notes payable to former ScheduleQ, LLC shareholders, interest imputed at 9.0 percent per annum, payable monthly, secured by the software code acquired and any improvements thereto. Principal payments due monthly, final principal payment due February 15, 2011	177	248
Capital Leases	2,890	1,478

Total debt	7,117	1,726
Debt discount	(115)	(199)

Net total debt	$7,002	$1,527

Current portion of long-term debt	$77	$71
Current portion of captial lease obligations	1,252	793
Current portion of debt discounts	(83)	(83)

Total current portion	$1,246	$781

Long-term portion of long-term debt	$4,150	$177
Long-term portion of captial lease obligations	1,638	685
Long-term portion of debt discounts	(32)	(116)

Total long-term portion	$5,756	$746

Revolving Credit Note and Convertible Term Note

On May 23, 2006, we entered into the Revolving Credit Note and Term Loan Agreement with ComVest Capital, LLC (“ComVest”), which included a $4.5 million Convertible Term Note and a $7.5 million Revolving Credit Note. These notes are secured by essentially all our assets. As part of the agreement, we issued five-year detachable warrants to purchase 330,000 shares of common stock at $2.75 per share. We allocated $542,000 of the proceeds from the offering to the warrants based on the relative fair value of the warrants using the Black-Scholes model in relation to the fair value of the Convertible Term Note and Revolving Credit Note.

We recognized a net loss on early extinguishment of debt of $364,000 in conjunction with completing the ComVest financing in 2006 due primarily to the write off of deferred debt financing fees and the early termination fee paid to the holder of the previous line of credit.

In January 2007, we entered into an amendment to the Revolving Credit Note and Term Loan Agreement with ComVest, which modified certain financial covenants. In consideration of the amendment, we paid ComVest a fee of $35,000 and issued them warrants to purchase 55,000 shares of common stock at $2.90 per share. The warrants were valued at $84,000 using the Black-Scholes model.

In April 2007, ComVest converted the entire outstanding balance of the Convertible Term Note and received 1,126,664 shares of inContact common stock (Note 10). In conjunction with this conversion, we entered into a second amendment to the ComVest Revolving Credit Note, which eliminated the majority of the financial covenants required in the January 2007 amendment.

In conjunction with receiving the proceeds from the $7.9 million shelf registration in June 2007 (Note 10), we immediately paid down the entire $3.8 million balance then outstanding of the ComVest Revolving Credit Note entered into in May 2006.

We drew $4.1 million from our Revolving Credit Note with ComVest as of December 31, 2008. The Revolving Credit Note bears interest at a fixed rate of nine percent (9.0%) and there are no requirements to repay outstanding principal payments until May 2010. The Revolving Credit Note provides for maximum availability of $7.5 million based on a calculation of 85 percent of billed and 65 percent earned but unbilled accounts receivable at the measurement date. We are required to make monthly interest payments based on the outstanding balance and the entire outstanding balance is due at maturity. There was $3.4 million of unused commitment at December 31, 2008 under the Revolving Credit Note. We were in compliance with all financial and non-financial covenants related to the Revolving Credit Note at December 31, 2008.

As required by Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (“APB 14”), we allocated total debt proceeds based on the respective fair value of the warrants issued in conjunction with the debt. The discount is amortized to interest expense using the interest method over the life of the agreement. Based on the allocation of proceeds under APB 14, we recorded a discount on the convertible term note and revolving credit note of $210,000 and $332,000, respectively, based on their relative fair values to each other and to the warrant. We recorded interest expense of $83,000 in 2008, $166,000 in 2007 and $105,000 in 2006 in conjunction with the amortization of the debt discount. In conjunction with the April 2007 conversion of the convertible term note, we wrote off the remaining amount allocated to the convertible term note.

Long-term debt maturities, excluding capital lease payments, consisted of the following as of December 31, 2008 (in thousands):

Year ended December 31,
2009	$77
2010	4,135
2011	15

Total	$4,227

Capital Lease Obligations

We entered into an equipment leasing facility with an equipment financing company (“Lessor”) in 2008. Under the terms of the leasing facility, the Lessor has agreed to provide us financing of $2.8 million to lease computer related equipment and software for our business operations, which the Lessor will lease to us in the form of a capital lease. The term of the facility is 30 months upon our acceptance of the leased property. The calculated interest rate is subject to change based on changes in the Treasury yield, installation period of the lease and the residual value. We have utilized $2.3 million of the leasing facility at December 31, 2008 to acquire computer related equipment and software. Beginning January 1, 2009, we are required by the Lessor to provide 30% cash collateral on the remaining $500,000 of available borrowings under the equipment leasing facility.

We also have $715,000 of capital lease obligations related to equipment leasing facilities entered into during 2007 and 2006.

The following schedule shows the future minimum lease payments under capital leases at December 31, 2008 (in thousands):

Year ended December 31,
2009	$1,390
2010	1,364
2011	338

Total future minimum lease payments	3,092
Less amount representing interest	(202)

Total obligations under capital leases	2,890
Less current portion	(1,252)

Long-term capital lease obligations, net of current portion	$1,638

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of our financial instruments is made in accordance with the requirements of Statement No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by us using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2008 and 2007.

The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts and other receivables, and trade accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The estimated fair value of the auction rate preferred securities was computed as disclosed in Note 1. The fair value of the revolving credit note and promissory notes payable was computed using a discounted cash flow model using estimated market rates adjusted for our credit risk as of December 31, 2008. The carrying value and estimated fair value of our auction rate preferred securities, revolving credit note and promissory notes payable are as follows (in thousands):

	December 31, 2008		December 31, 2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Auction rate preferred securities	$225	$225	$2,000	$2,000
Revolving credit note	$4,050	$4,008	$—	$—
Promissory notes payable	$177	$176	$248	$246

NOTE 9. INCOME TAXES

The components of income tax expense for the years ended December 31, 2008, 2007 and 2006, consisted of the following (in thousands):

	2008	2007	2006
Current:
Federal	$—	$—	$2
State	36	5	12

Total current	36	5	14

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred	—	—	—

Total	$36	$5	$14

Income tax (benefit) expense differs from amounts computed by applying the statutory federal rate of 34.0 percent to pretax loss for the years ended December 31, 2008, 2007, and 2006, as follows (in thousands):

	2008	2007	2006
Computed federal income tax benefit at statutory rate of 34%	$(3,480)	$(2,561)	$(2,639)
State income taxes	36	7	6
Meals and entertainment	30	29	19
Other	(13)	(1)	4
Stock-based compensation	92	79	48
Change in valuation allowance	3,371	2,452	2,576

Total income tax expense	$36	$5	$14

Deferred federal and state income tax assets and liabilities at December 31, 2008 and 2007, consisted of the following temporary differences and carry-forward items (in thousands):

	2008		2007
	Current	Non-current	Current	Non-current
Deferred income tax assets:
Net operating loss carry-forwards	$—	$13,838	$—	$11,567
AMT credit carry-forwards	—	69	—	69
Book depreciation and amortization in excess of tax depreciation and amortization	—	3,583	—	2,738
Reserves, accrued liabilities, and other	1,106	229	995	136
Stock-based compensation	—	1,166	—	625

Total deferred income tax assets	1,106	18,885	995	15,135
Valuation allowance	(1,106)	(18,885)	(995)	(15,135)

Deferred income tax assets	$—	$—	$—	$—

Statement 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. We are uncertain whether our deferred tax assets can be realized due to our history of operating losses. Accordingly, a valuation allowance has been recorded to reduce the deferred income tax assets to the amount which management believes is more likely than not to be realized.

The net change in our valuation allowance was an increase of $3.9 million in 2008, $1.7 million in 2007 and $3.6 million in 2006.

As of December 31, 2008, we had net operating loss carry-forwards for federal income tax reporting purposes of approximately $35.6 million that will begin to expire starting in 2018 through 2027 if not utilized. We had state net operating loss carry-forwards of approximately $37.6 million which expire depending on the rules of the various states to which the net operating loss is allocated. Approximately $1.1 million of net operating loss carry-forwards as of December 31, 2008 were attributable to deductions associated with the exercise of Company stock options, the benefit of which will be credited to additional paid-in capital when realized. Utilization of the Company’s net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

We also have alternate minimum tax credit carry-forwards of approximately $69,000 that have no expiration date.

In July 2006, the FASB issued FIN 48, which clarifies the accounting and disclosure for uncertainty in tax positions. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We are subject to the provisions of FIN 48 as of January 1, 2007 and have analyzed filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material adverse effect on our financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in its tax provision. As of December 31, 2008, the Company accrued no penalties or interest in income tax expense.

NOTE 10. CAPITAL TRANSACTIONS

Issuances of Common Stock:

During 2008, employees exercised options to purchase 49,000 shares of common stock and we received proceeds of $105,000.

On June 29, 2007, we filed a “shelf registration” on Form S-3 with the SEC. Under the terms of this shelf registration, we could offer from time to time up to $12.0 million in common shares. The registration statement became effective on July 13, 2007. In September of 2007 we sold a total of 2.4 million shares registered under this shelf registration and received gross proceeds of $8.5 million. We also paid placement agency fees and other professional fees totaling $635,000 for a total of $7.9 million in net proceeds. In September 2007, we deregistered the remaining $3.5 million in common shares.

In April 2007, we had a convertible term note outstanding with ComVest. On April 18, 2007, ComVest exercised its right to convert the term note to common stock. We issued 1,126,664 shares of common stock on conversion of approximately $3.4 million in principal amount of the convertible term note and paid, in cash, $15,000 of interest as complete payment and satisfaction of that note. The shares of common stock issued to ComVest were previously registered for resale under a registration statement on Form S-1 filed with the SEC.

During 2007, employees and former employees exercised options to purchase 392,340 shares of common stock and we received proceeds of $921,000.

In March 2007, a warrant holder exercised 164,125 warrants into 36,810 shares of inContact common stock.

In conjunction with the ScheduleQ acquisition that was closed in February 2007, we issued a total of 108,912 shares of our restricted common stock to ScheduleQ stockholders.

In conjunction with the BenchmarkPortal acquisition that was closed in February 2007, we issued a total of 1.5 million shares of our restricted common stock to BenchmarkPortal stockholders.

During May 2006, we sold 1.96 million shares of common stock at $2.30 per share for a total of $4.5 million to two institutional and accredited investors. Net proceeds of the offering after placement fees and expenses were $4.2 million, including $250,000 of sales commissions paid to an investment banking firm.

In conjunction with the 1.96 million shares sold in May 2006, we were required to pay down $1.1 million of the original $4.5 million balance of the convertible note (Note 7).

On June 23, 2006, a registration statement was filed with the SEC on Form S-1 to register for resale the 1.96 million common shares sold in May 2006, the common shares issuable on conversion of the convertible term note issued to ComVest, and the common shares issuable on exercise of the warrant issued to ComVest. The registration statement became effective on July 17, 2006.

During 2006, employees and former employees exercised options to purchase 313,835 shares of common stock and we received proceeds of $749,000.

Preferred Stock

The Board of Directors is authorized to issue shares of our authorized but unissued preferred stock in one or more series. With respect to any series, the Board of Directors is authorized to determine the number of shares that constitutes such series; the rate of dividend, if any, payable on shares of such series; whether the shares of such series shall be cumulative, non-cumulative, or any other characteristics, preferences, limitations, rights, privileges, immunities, or terms. There was no preferred stock outstanding at December 31, 2008 or 2007.

Employee Stock Purchase Plan

We adopted the 2005 Employee Stock Purchase Plan (“Purchase Plan”) to promote our operating performance and growth potential by encouraging employees to acquire equity in inContact. The Purchase Plan provides that up to 1,000,000 shares of common stock may be sold to participating employees. It expires at the beginning of 2014. The Compensation Committee of the Board of Directors will administer the Purchase Plan. No employees participated in the plan during 2008, 2007 or 2006 as the plan has not been approved to be rolled out by the Board of Directors.

NOTE 11. STOCK-BASED COMPENSATION

On January 1, 2006, we adopted Statement 123(R), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors including employee stock options based on estimated fair values. Statement 123(R) supersedes previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, for periods beginning in fiscal 2006.

Statement 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations. We adopted Statement 123(R) using the modified prospective transition method which requires the application of the accounting standard starting from January 1, 2006. The consolidated financial statements, for the years ended December 31, 2008, 2007 and 2006 reflect the impact of Statement 123(R).

Stock-based compensation expense recognized during a period is based on the value of the portion of stock-based awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized for the years ended December 31, 2008, 2007 and 2006 included compensation expense for stock-based awards granted prior to, but not yet vested as of December 31, 2005, based on the fair value on the grant date estimated in accordance with the pro forma provisions of Statement 123, and compensation expense for the stock-based awards granted subsequent to December 31, 2005, based on the fair value on the grant date estimated in accordance with the provisions of Statement 123(R). As stock-based compensation expense recognized in the results for the year are based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Statement 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Upon adoption of Statement 123(R), we selected the Black-Scholes model as the most appropriate method for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. Volatility is based on historical stock prices over the contractual life of the option. We have issued stock options to employees under share-based compensation plans including the Long-Term Stock Incentive Plan, the 2008 Equity Incentive Plan and those granted by the board of directors and compensation committee. Stock options are issued at the current market price on the date of grant and are generally subject to a three-year vesting period with a contractual term of five years.

Our stock-based compensation primarily consists of the following plans:

Long-Term Stock Incentive Plan: Effective March 11, 1999, we established the Long-Term Stock Incentive Plan (“1999 Plan”). The 1999 Plan provides for a maximum of 1,200,000 shares of our common stock to be awarded to participants and their beneficiaries. A Committee, as determined by the Board of Directors, determines and designates the eligible participants and awards to be granted under 1999 Plan. The Committee may grant incentive stock options; non-qualified options; stock appreciation rights

(SAR); and on a limited basis, stock awards. The terms and exercise prices of options is established by the Committee; except that the exercise prices cannot be less than 100 percent of the fair market value of a share of common stock on the date of grant. As of December 31, 2008, incentive stock options to purchase a total of 1,108,484 shares had been granted, and had either been exercised or were outstanding under the 1999 Plan.

2008 Equity Incentive Plan: Effective July 1, 2008, we established the 2008 Equity Incentive Plan (“2008 Plan”). The 2008 Plan provides for a maximum of 1,272,500 shares of our common stock to be awarded to participants and their beneficiaries. A Committee, as determined by the Board of Directors, determines and designates the eligible participants and awards to be granted under the 2008 Plan. The Committee may grant incentive stock options; non-qualified options; stock appreciation rights (“SAR”) and restricted stock units (“RSU”). The terms and exercise prices of options is established by the Committee; except that the exercise prices cannot be less than 100 percent of the fair market value of a share of common stock on the date of grant. As of December 31, 2008, incentive stock options and RSUs to purchase a total of 431,150 shares had been granted, and had either been exercised or were outstanding under the 2008 Plan.

Other Options: Our Board of Directors has from time to time authorized the grant of stock options to directors, officers, key employees and consultants as compensation and in connection with obtaining financing.

For the years ended December 31, 2008, 2007 and 2006, we allocated stock-based compensation expense (including stock options, warrants, and restricted stock units) to the same departments where cash compensation was allocated as follows (in thousands):

	2008	2007	2006
Costs of revenue	$50	$58	$17
Selling and marketing	513	487	284
General and administrative	906	730	216
Research and development	243	133	41

Total	$1,712	$1,408	$558

As of December 31, 2008, the total remaining unrecognized compensation cost related to non-vested stock options, net of forfeitures, was approximately $1.1 million and is expected to be recognized over a weighted average period of 0.8 years.

We estimated the fair value of options granted under our employee stock-based compensation arrangements at the date of grant using the Black-Scholes model with the following weighted-average assumptions and resulting fair values for the years ended December 31, 2008, 2007, and 2006:

	2008	2007	2006
Dividend yield	None	None	None
Volatility	55%	57%	71%
Risk-free interest rate	2.90%	4.36%	4.65%
Expected life (years)	4.4	3.3	3.3
Weighted average fair value of grants	$1.09	$1.61	$1.32
Forfeiture rate	5.3%	5.3%	5.3%

Employee Stock Options

The following tables summarize all stock option activity during the years ended December 31, 2008, 2007 and 2006, (in thousands, except per share amounts):

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)
Balance at January 1, 2006	3,526	$2.37
Granted	366	$2.60
Exercised	(314)	$2.39
Cancelled or expired	(415)	$2.33

Balance at December 31, 2006	3,163	$2.39
Granted	1,853	$3.74
Exercised	(392)	$2.35
Cancelled or expired	(132)	$2.93

Balance at December 31, 2007	4,492	$2.94
Granted	1,043	$2.51
Exercised	(49)	$2.10
Cancelled or expired	(934)	$2.93

Balance at December 31, 2008	4,552	$2.85	4.2

Vested and exercisable at December 31, 2008	2,832	$2.73	3.9

Expected to vest at December 31, 2008	1,514	$3.05	4.8

There is no intrinsic value of our stock options at December 31, 2008 as no options were outstanding with exercises prices less than the closing stock price of $1.28 of inContact common stock at December 31, 2008. We received cash proceeds from the exercise of options of $105,000 in 2008, $921,000 in 2007, and $749,000 in 2006.

A summary of the options outstanding and options exercisable at December 31, 2008 is as follows (in thousands, except per share amounts):

	Options Outstanding			Options Vested and Exercisable
Exercise price range	Options	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
$1.11 – $2.00	1,263	3.8 years	$2.00	1,005	$2.00
$2.01 – $2.50	709	4.8 years	$2.38	477	$2.42
$2.51 – $3.00	867	3.8 years	$2.77	467	$2.69
$3.01 – $4.00	1,303	4.6 years	$3.46	632	$3.39
$4.01 – $5.39	410	4.6 years	$4.55	251	$4.69

	4,552	4.2 years	$2.85	2,832	$2.73

A summary of the activity for non-vested share awards for the years ended December 31, 2008, 2007 and 2006 is as follows (in thousands, except per share amounts):

	Options	Weighted-Average Option Fair Value
Balance at January 1, 2006	1,147	$1.05
Granted	366	$1.32
Vested	(566)	$1.09
Cancelled or expired	(150)	$1.28

Balance at December 31, 2006	797	$1.10
Granted	1,853	$1.62
Vested	(444)	$1.14
Cancelled or expired	(86)	$1.57

Balance at December 31, 2007	2,120	$1.53
Granted	1,043	$1.09
Vested	(1,113)	$1.29
Cancelled or expired	(330)	$1.59

Balance at December 31, 2008	1,720	$1.40

Warrants to Purchase Common Shares

In November 2008, we entered into a consulting agreement and issued warrants to purchase a total of 50,000 shares of our common stock at $1.00 per share. The warrants vest evenly over 12 months. The fair market value of the warrants, using the Black-Scholes pricing model, was $24,000 with an assumed expected volatility of 60.85%, a risk-free rate of return of 2.14%, no dividend yield, and an expected life of 4.4 years. The fair value of the warrant is being amortized over the term of the consulting agreement. The warrants expire in November 2013. The warrants were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

In November 2008, we entered into an agreement with a former officer of inContact. Under the agreement, we agreed to issue this former officer warrants to purchase a total of 70,000 shares of our common stock at $1.00 per share. The warrants were fully vested at the time of issuance. The fair market value of the warrants, using the Black-Scholes pricing model, was $33,000 with an assumed expected volatility of 60.85%, a risk-free rate of return of 2.14%, no dividend yield, and an expected life of 4.4 years. The warrants expire in November 2013. The warrants were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

In April 2007, we entered into a consulting agreement and issued warrants to purchase a total of 120,000 shares of our common stock at $4.00 per share with an additional 25,000 shares that could be earned contingent on our shares being accepted for trading on the NASDAQ stock market. The fair market value of the warrants, using the Black-Scholes pricing model, was $159,000 with an assumed expected volatility of 44.71%, a risk-free rate of return of 4.67%, no dividend yield, and an expected life of 2.0 years. The warrants vested in 2007 and expire in April 2009.

In conjunction with the BenchmarkPortal acquisition in February 2007, we entered into a consulting agreement with the founder of BenchmarkPortal and issued warrants to purchase a total of 60,000 shares of our common stock at $2.95 per share. The fair market value of the warrants, using the Black-Scholes pricing model, was $68,000 with an assumed expected volatility of 48.63%, a risk-free rate of return of 4.76%, no dividend yield, and an expected life of 3.0 years. This amount is being expensed over the term of the agreement. The warrants vested immediately and expire in February 2010.

In January 2007, we amended the ComVest convertible term note and revolving credit note agreement. In conjunction with this amendment, we issued warrants to ComVest to purchase 55,000 shares of common stock at $2.90 per share. The warrants vested immediately and expire in May 2011. In addition to the warrants, inContact also paid $35,000 in consideration, which was applied to the revolving credit facility. The fair market value of the warrants, using the Black-Scholes model, was $84,000 with an assumed expected volatility of 58.21%, a risk-free rate of return of 4.87%, no dividend yield, and an expected life of 4.3 years. These warrants were included in a registration statement filed with the SEC on Form S-1 to register for resale on April 6, 2007. The registration statement became effective on April 19, 2007.

In May 2006, as part of the ComVest convertible term note and revolving credit note agreement, we issued detachable five-year warrants to ComVest to purchase 330,000 shares of common stock at $2.75 per share. The warrants vested immediately and expire in May 2011. The fair market value of the warrants, using the Black-Scholes model, was $567,000 with an assumed expected volatility of 73.73%, a risk-free rate of return of 4.98%, no dividend yield, and an expected life of 5.0 years. We allocated the proceeds received on the debt financing to the convertible term note, revolving credit note and detachable warrants on a prorated basis based on the fair value of the respective instruments. Based on the relative fair value of the instruments, we allocated $542,000 to the detachable warrants issued to ComVest.

On June 23, 2006, a registration statement was filed with the SEC on Form S-1 to register for resale the 1.96 million common shares sold in May 2006, the common shares issuable on conversion of the convertible term note issued to ComVest Capital, and the common shares issuable on exercise of the warrant issued to ComVest Capital. The registration statement became effective on July 17, 2006.

Warrants to purchase 1.2 million shares of inContact common stock were exercisable at December 31, 2008. The following tables summarize the warrant activity for the years ended December 31, 2008, 2007 and 2006 is as follows (in thousands, except per share amounts):

	Outstanding Warrants	Price Range	Weighted-Average Exercise Price
Balance at January 1, 2006	814	$2.00 – $4.00	$2.38
Cancelled and expired	(10)	2.50	2.50
Issued	330	2.75	2.75

Balance at December 31, 2006	1,134	1.25 – 2.75	2.49
Cancelled and expired	(90)	4.00	4.00
Exercised	(164)	2.76	2.76
Issued	260	2.90 – 4.00	3.53

Balance at December 31, 2007	1,140	2.00 – 4.00	2.56
Issued	120	1.00	1.00

Balance at December 31, 2008	1,260	$1.00 – $4.00	$2.42

A summary of the warrants outstanding and warrants exercisable at December 31, 2008 is as follows (in thousands except per share data):

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Warrants Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Warrants Exercisable at December 31, 2007	Weighted- Average Exercise Price
$1.00 – $2.00	670	2.4 Years	$1.82	628	$1.88
$2.75 – $2.95	445	2.2 Years	$2.80	445	$2.80
$4.00	145	0.3 Years	$4.00	145	$4.00

	1,260	2.1 Years	$2.42	1,218	$2.47

Restricted Stock Units

On November 5, 2008, the Board of Directors of inContact approved a compensation package for the non-employee Directors of inContact. Under the package non-employee directors receive a cash payment of $30,000 paid in 12 monthly installments and an award of 50,000 restricted stock units under inContact’s 2008 Plan. The restricted stock units vest in equal monthly installments over the one-year period following the date of the award; provided, that vesting is accelerated in the event of a greater than 50 percent change in voting control of inContact or membership of the Board of Directors or a disposition of more than 50 percent of the assets of inContact (a “Corporate Event”). Each restricted stock unit represents the right to receive one share of inContact common stock (subject to adjustment in the event of a stock dividend, share combination, recapitalization or similar event as provided in the Plan) upon termination of service as a director for any reason or the occurrence of a Corporate Event. The compensation package also provided for issuances of 15,000 additional restricted stock units to the Chairman of the Board, 10,000 additional restricted stock units to the Chairman of the Audit Committee and 7,000 additional restricted stock units to each of the Chairpersons of the Compensation Committee and Governance Committee. At the time the compensation package was approved, the Board of Directors determined that the 15,000 restricted stock units provided for the Chairman of the Board would not be awarded to the current Chairman as he was a paid consultant to inContact on the award date.

The 224,000 restricted stock units granted on November 5, 2008 were valued at $242,000 based on the closing stock price of inContact common stock on the date of grant and are being expensed over the vesting period on an accelerated basis.

NOTE 12. RELATED PARTY TRANSACTIONS

We paid the Chairman of the Board of Directors (the “Chairman”) $72,000 in 2008, $61,000 in 2007 and $55,000 in 2006 for consulting, marketing, and capital raising activities. We owed the Chairman $6,000 at December 31, 2008 and 2007. The Chairman has also provided his personal guaranty in the amount of up to $250,000 to certain long distance carriers, for which we have agreed to indemnify him for any losses for which he may become liable.

NOTE 13. MAJOR SUPPLIERS

Approximately 50 percent, 52 percent, and 55 percent of our cost of revenue (excluding depreciation and amortization) for the years ended December 31, 2008, 2007 and 2006, respectively, was generated from three telecommunication providers. We owed $2.9 million to these telecommunications providers at December 31, 2008 and $2.3 million at December 31, 2007.

NOTE 14. COMMITMENTS AND CONTINGENCIES

At December 31, 2008 and 2007, we have posted surety bonds aggregating $341,000 in favor of eight municipalities with whom we have contracts to provide long distance services. The municipalities routinely require all telecommunication service providers to maintain such surety bonds.

We have purchase commitments with two national long distance telecommunication providers. One purchase commitment provides for monthly minimums of $50,000 per month through October 2010. We currently exceed our monthly minimum purchase commitment with this carrier. The other purchase commitment is with another carrier that requires a $1.0 million usage commitment through July 2010 that we believe we will meet based on current usage patterns.

Certain customers lists purchased in 2001 through 2003 were financed through loans from various investors. All loans were paid prior to December 31, 2006. As part of the loan agreements, we agreed to pay a percentage of revenue received from the purchased customers to these investors as long as the customers remain with inContact. We paid these investors $648,000 in 2008, $800,000 in 2007 and $1.1 million in 2006.

We are the subject of certain other legal matters considered incidental to our business activities. It is the opinion of management that the ultimate disposition of these matters will not have a material impact on our financial position, liquidity or results of operations.

Operating Leases

We lease executive office space in Midvale, Utah, a suburb of Salt Lake City, Utah. The space consists of approximately 50,000 square feet. The lease requires monthly lease payments of approximately $95,000, which is subject to 3% escalations per year starting in 2009. We record the total rent payable during the lease term on a straight-line basis over the term of the lease and record the difference between the rent paid and the straight-line rent as deferred rent. The lease for this office space expires in June 2013, but we have an option to renew the lease for an additional five years at the end of the lease period.

The following schedule summarizes the future minimum lease payments on operating leases at December 31, 2008 (in thousands):

Year ended December 31,
2009	$1,871
2010	1,213
2011	1,249
2012	1,287
2013	663

Total	$6,283

Rent expense was $1.8 million in 2008, $1.1 million in 2007 and $857,000 in 2006. These amounts are net of sub-lease related income of $0 in 2008, $124,000 in 2007 and $205,000 in 2006.

NOTE 15. SEGMENTS

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

In February 2007, we closed two acquisitions and the technologies acquired have been added to the Software segment. The BenchmarkPortal acquisition allows us to provide users a hosted process for measuring the effectiveness of agent interactions with clients. The ScheduleQ acquisition allows us to provide our users a hosted solution for automating the scheduling, forecasting and alert notification functions common to most contact center and customer service type operations.

We report financial information for our operating segments under the provisions of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information (“Statement 131”). The method described in Statement 131 for determining what segment information to report is referred to as the management approach. The management approach is based on the way that management organizes the segments within the Company for making operating decisions and assessing performance. Beginning in the second quarter of 2009, in conjunction with the change in our consolidated statements of operations as described above under the heading “Reclassifications,” we reevaluated our approach to how we compile segment financial information for purposes of making operating decisions and assessing performance. As a result, we made changes to the manner in which certain indirect expenses are allocated to our two operating segments: Software and Telecom. Due primarily to this change, beginning in the second quarter of 2009, a larger portion of total indirect expenses are allocated to the Software segment than has historically been allocated to the Software segment since we began disclosing segment financial information. To improve comparability, segment financial information reported in this Exhibit 99.1 to the Current Report on Form 8-K is reclassified to reflect the impact of changes made in our segmentation on the reporting periods included herein. These reclassifications have no effect on reported consolidated revenue, loss from operations, net loss or per share amounts. These reclassifications also have no effect on reported segment revenues.

Management evaluates segment performance based on operating data (revenue, costs of revenue, and other operating expenses). Management does not manage and evaluate segment performance based on assets.

The following table provides the amounts reclassified for the Software and Telecom segments for the years ended December 31, 2008, 2007 and 2006:

	Year ended December 31, 2008
	Software	Telecom	Consolidated
Amounts Reclassified
Costs of revenue	$8,660	$2,253	$10,913
Direct selling and marketing (1)	(743)	743	—
Direct research and development (1)	—	—	—
Depreciation and amortization	(3,118)	(2,927)	(6,045)
Indirect (1)	1,982	(6,850)	(4,868)

Total costs of revenue and operating expenses	6,781	(6,781)	—

	Year ended December 31, 2007
	Software	Telecom	Consolidated
Amounts Reclassified
Costs of revenue	$7,156	$2,333	$9,489
Direct selling and marketing (1)	(1,012)	1,012	—
Direct research and development (1)	—	—	—
Depreciation and amortization	(2,709)	(3,504)	(6,213)
Indirect (1)	1,721	(4,997)	(3,276)

Total costs of revenue and operating expenses	5,156	(5,156)	—

	Year ended December 31, 2006
	Software	Telecom	Consolidated
Amounts Reclassified
Costs of revenue	$4,761	$4,896	$9,657
Direct selling and marketing (1)	(786)	786	—
Direct research and development (1)	—	—	—
Depreciation and amortization	(1,774)	(5,683)	(7,457)
Indirect (1)	1,727	(3,927)	(2,200)

Total costs of revenue and operating expenses	3,928	(3,928)	—

(1)	In the second quarter of 2009, we began classifying operating expenses as either “direct” or “indirect” for segment reporting. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment. Thus, these reclassifications show the change between amounts originally reported in the 2008 Form 10-K, which included the allocation of indirect costs to costs of revenue and each operating expense category, and the amounts reported in this Exhibit 99.1 to the Current Report on Form 8-K, which does not include such allocation of indirect costs.

Operating segment data, as reclassified, for the years ended December 31, 2008, 2007 and 2006 were as follows (in thousands):

	Year Ended December 31, 2008
	Software	Telecom	Consolidated
Revenue	$19,973	$59,652	$79,625
Costs of revenue	9,188	43,477	52,665

Gross profit	10,785	16,175	26,960
Gross margin	54.0%	27.1%	33.9%

Operating expenses:
Direct selling and marketing	10,560	5,978	16,538
Direct research and development	3,838	—	3,838
Indirect	10,100	6,273	16,373

Income (loss) from operations	$(13,713)	$3,924	$(9,789)

	Year Ended December 31, 2007
	Software	Telecom	Consolidated
Revenue	$13,474	$66,008	$79,482
Costs of revenue	7,434	46,268	53,702

Gross profit	6,040	19,740	25,780
Gross margin	44.8%	29.9%	32.4%

Operating expenses:
Direct selling and marketing	8,276	7,837	16,113
Direct research and development	2,508	—	2,508
Indirect	7,128	6,857	13,985

Income (loss) from operations	$(11,872)	$5,046	$(6,826)

	Year Ended December 31, 2006
	Software	Telecom	Consolidated
Revenue	$3,943	$78,857	$82,800
Costs of revenue	4,858	58,254	63,112

Gross profit	(915)	20,603	19,688
Gross margin	-23.2%	26.1%	23.8%

Operating expenses:
Direct selling and marketing	4,711	9,336	14,047
Direct research and development	1,248	—	1,248
Indirect	3,551	7,313	10,864

Income (loss) from operations	$(10,425)	$3,954	$(6,471)

INCONTACT, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Allowance for uncollectible accounts receivable:	Balance at beginning of year	Charged to costs and expenses	Write-offs, net of recoveries	Balance at end of year
Year ended December 31, 2008	$1,779	$900	$808	$1,871
Year ended December 31, 2007	$1,746	$1,028	$995	$1,779
Year ended December 31, 2006	$1,596	$1,095	$945	$1,746